Exhibit 10.21

Non-employee Director Compensation

Annual Retainer:

• $125,000 ($220,000 for the chairman of the board), paid in the form of deferred stock units; and

• $80,000 ($140,000 for the chairman of the board), paid in cash, deferred or paid in the form of deferred stock units, at the option of the director

Attendance fees — Board meetings:	$2,000 in cash, per meeting, beginning with the 8th meeting of the fiscal year
Attendance fees — Committee meetings:	$1,500 in cash, per meeting, beginning with the 8th meeting of the fiscal year
Chairperson fees:	• $15,000 in cash, for audit committee • $10,000 in cash, for compensation committee and nominating/corporate governance committee